NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2013

You are cordially invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. on Wednesday, May 15, 2013, at 11:00 a.m., on the 2nd floor of our corporate headquarters building located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The principal purposes of this meeting are to elect eight directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, vote on an advisory proposal regarding executive compensation and transact such other business as may properly come before the meeting or any adjournments, assuming the presence of a quorum. Only stockholders of record at the close of business on March 1, 2013 will be entitled to vote at the meeting and any adjournments or postponements.

On April 5, 2013, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2012 annual report, and how to vote online.

Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote via a toll-free telephone number or online. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods offered for voting will be contained on the proxy card or in the Notice of Internet Availability of Proxy Materials. If you execute a proxy by telephone, online or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS
JEFFREY D. MILLER
Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2013

This proxy statement is being furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at our annual meeting of stockholders on Wednesday, May 15, 2013, at 11:00 a.m., on the 2nd floor of our corporate headquarters building located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The purposes of the meeting are set forth in the notice of meeting. This solicitation is made on behalf of our board of directors.

Holders of record of shares of our common stock as of the close of business on the record date, March 1, 2013, are entitled to vote at the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 81,287,340 shares of common stock issued and outstanding.

On April 5, 2013, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials in connection with the solicitation of proxies by our board for use at the meeting and any adjournments or postponements. On the date of mailing, we will make our proxy statement and 2012 annual report publicly available online according to the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials except upon request. The notice will instruct you how to access and review the proxy materials online and how you may submit your proxy online or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. Proposal One requires the vote of a plurality of all of the votes cast at the meeting. Proposals Two and Three require the affirmative vote of a majority of the votes cast on each proposal. With respect to all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. As an advisory vote, Proposal Three is not binding upon us. However, our compensation and governance committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote on Proposal Three when making future compensation decisions.

Brokerage firms and nominees are not allowed by NYSE rules to vote shares held in their clients' accounts on uncontested elections of directors unless clients have provided voting instructions. If you want your shares voted on your behalf with respect to the election of directors, you must provide voting instructions. Voting on matters presented at stockholder meetings, particularly the election of directors, is the primary method for stockholders to influence the direction taken by a publicly-traded company.

Please vote by telephone or online as indicated in the Notice of Internet Availability of Proxy Materials. Alternatively, you may complete, sign, date and return the proxy card that is available online or in the accompanying proxy materials. If you hold your shares through a bank, broker or other nominee, they will provide separate voting instructions. Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, FOR the advisory vote on executive compensation and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.
PROPOSAL ONE:
ELECTION OF DIRECTORS
The board consists of eight members. The terms of office for all of our directors will expire at this meeting. Messrs. Adler, Anderson, Fritsch, Hartzell, Mulhern, Orr and Sloan and Ms. Kellett have been nominated as directors to hold office until the 2014 annual meeting and until their successors are elected and qualified. The board recommends a vote FOR each of the nominees as directors to hold office until the expiration of the term for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the board.

Nominees for Election to Term Expiring 2014
Thomas W. Adler, 72, has been a director since June 1994. Mr. Adler is chair of Playhouse Square Real Estate Services in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and NAREIT. Mr. Adler is a trustee of Cleveland State University, past national president of the Society of Industrial and Office Realtors, was actively involved in the Urban Land Institute and serves on several non-profit boards in the Cleveland area. Mr. Adler is not a director of any other publicly-traded company. The board recommends a vote FOR Mr. Adler given his expertise in underwriting, buying, selling and leasing real estate assets, his background as a certified real estate broker and the depth of his contacts throughout the real estate industry.

Gene H. Anderson, 67, has been a director since our combination with Anderson Properties, Inc. in February 1997 and served as regional manager for our Atlanta and Triad operations until his retirement in June 2009. He is managing principal of G.H. Anderson & Company, a private investment firm. Mr. Anderson was president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a past national board member of the National Association of Industrial and Office Properties. Mr. Anderson is not a director of any other publicly-traded company. The board recommends a vote FOR Mr. Anderson given his in-depth experience in acquiring, developing and operating real estate assets, his knowledge of our operations resulting from serving as an executive officer of our company for more than 10 years and the breadth of his contacts throughout the real estate industry.

Edward J. Fritsch, 54, has been a director since January 2001. Mr. Fritsch became our chief executive officer in July 2004 and our president in December 2003. Prior to that, Mr. Fritsch was our chief operating officer from January 1998 to July 2004 and was a vice president and secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor company in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is a director and member of the audit and compensation committees of one other publicly-traded company, National Retail Properties, Inc. (NYSE:NNN), a retail REIT. Mr. Fritsch also serves as a member of the NAREIT board of governors and its executive committee, director and immediate past president of the YMCA of the Triangle, director and member of the audit committee of Capital Associated Industries, Inc., a nonprofit employers' association, and a member of Wells Fargo Bank's central region advisory board. Mr. Fritsch is also a member of the boards of the University of North Carolina at Chapel Hill Foundation, the University of North Carolina Kenan-Flagler Business School and the Ravenscroft School and is past chair of the University of North Carolina board of visitors. The board recommends a vote FOR Mr. Fritsch given his strategic leadership skills, his experience in acquiring, developing, selling and operating real estate assets and his role as our chief executive officer.

David J. Hartzell, Ph.D., 57, has been a director since February 2009. Dr. Hartzell is a Distinguished Professor in Real Estate at the University of North Carolina Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dr. Hartzell was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. Dr. Hartzell is not a director of any other publicly-traded company. The board recommends a vote FOR Dr. Hartzell given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and his experience in real estate investment banking.

Sherry A. Kellett, 68, has been a director since November 2005. Ms. Kellett is a certified public accountant and served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. Ms. Kellett is a director and member of the audit, compensation and ethics, nominating and corporate governance committes of one other publicly-traded company, Medical Properties Trust, Inc. (NYSE:MPW), a medical office REIT. Ms. Kellett also serves as a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA. The board recommends a vote FOR Ms. Kellett given her experience leading the accounting department of a major financial institution, her background as a certified public accountant, her experience serving on the boards of a financial services company and another publicly-traded REIT and her risk assessment and financial reporting expertise.

Mark F. Mulhern, 53, has been a director since January 2012. Mr. Mulhern has served as chief financial officer of Exco Resources, Inc. (NYSE:XCO), an exploration and production company, since March 2013. Mr. Mulhern served as senior vice president and chief financial officer of Progress Energy, Inc. from September 2008 to July 2012. Mr. Mulhern joined Progress Energy in 1996 as vice president and controller. Before joining Progress Energy, Mr. Mulhern was the chief financial officer at Hydra Co Enterprises, the independent power subsidiary of Niagara Mohawk. He also spent eight years at Price Waterhouse, serving a wide variety of manufacturing and service businesses. Mr. Mulhern is not a director of any other publicly-traded company. Mr. Mulhern also serves on the Edison Electric Institute Financial Executive Advisory Committee and is a director of the state organization of Habitat for Humanity - North Carolina. Mr. Mulhern is a certified public accountant, a certified management accountant and a certified internal auditor. The board recommends a vote FOR Mr. Mulhern given his experience leading the finance and accounting department of a major utility company, his background as a certified public accountant, his risk assessment and financial reporting expertise and his experience as the chief financial officer of significant business enterprises.

L. Glenn Orr, Jr., 72, has been a director since February 1995. Mr. Orr has been president and chief executive officer of Orr Holdings, LLC since 2007 and was the managing director of The Orr Group from 1995 to 2007. Mr. Orr served as president and chief executive officer of The Orr Group from 1995 to 2006. Mr. Orr was chair of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a director and member of the audit, compensation and ethics, nominating and corporate governance committes of one other publicly-traded company, Medical Properties Trust, Inc. (NYSE:MPW), a medical office REIT. Mr. Orr also serves as a director of General Parts International, Inc., a private international auto parts distributor, and Broyhill Management Fund, a private investment firm, and he is a past chair of the Wake Forest University board of trustees. The board recommends a vote FOR Mr. Orr given his expertise in finance, capital markets and strategic transactions, his experience as chief executive officer and board chair of a major financial institution and his experience serving on the boards of other publicly-traded REITs.

O. Temple Sloan, Jr., 74, is our board chair, a position he has held since March 1994. Mr. Sloan has served as chair of General Parts International, Inc. since 1961. He is also chair of Trail Creek Investments, Inc. and Sheser Creek Company, private investment firms. Mr. Sloan also serves as a director of Golden Corral Corporation, a private restaurant chain. Mr. Sloan is not a director of any other publicly-traded company. Mr. Sloan retired as lead independent director of Bank of America Corporation (NYSE:BAC) in May 2009 and Lowe's Companies Inc. (NYSE:LOW) in May 2011. The board recommends a vote FOR Mr. Sloan given his expertise in real estate, finance, capital markets and strategic transactions, his experience as founder, chief executive officer and board chair of one of the largest privately-owned companies in the U.S., his knowledge of our operations resulting from serving as a director of our company and its predecessors for more than 30 years and his experience serving on the boards of a variety of major, publicly-traded institutions.

CORPORATE GOVERNANCE
Board Independence, Leadership and Other Activities
Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying bright-line criteria established by the NYSE, the board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The board has determined that Ms. Kellett and Messrs. Adler, Anderson, Hartzell, Mulhern, Orr and Sloan each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person's ability to exercise independent judgment. The board does not believe leases of office space to family businesses controlled by Messrs. Sloan and Anderson impair either director's independence since the terms and conditions of the leases were comparable to terms and conditions then prevailing in the competitive marketplace. Therefore, we believe that all of these directors, or 87.5% of the board, are independent. In addition, none of these directors other than Mr. Anderson has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us except for compensation as a director.

While Mr. Sloan, an independent director, has served as our board chair since our initial public offering in 1994, the board has no policy with respect to the separation of the positions of chair and chief executive officer. The board believes that this issue is part of the succession planning process and that it is in our best interests for the board to make a determination at such time in the future when Mr. Sloan is no longer a director.

The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company and our stockholders. The board oversees our company's overall strategic planning process, including the implementation and effectiveness of our strategic plan. As part of this process, our board regularly evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The board believes that establishing an appropriate “tone at the top” and candid conversation between management and the board are essential for effective risk management and oversight. While the board oversees management's overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities, the audit committee is responsible for overseeing the steps management takes to monitor and control financial risk exposures, including management's risk assessment and risk management policies, and the compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The board and its committees routinely meet and communicate with our executive officers as appropriate in the board's consideration of matters submitted for board approval and risks associated with such matters.

Meetings and Committees
The board held 10 meetings in 2012. At each in-person meeting of the board, our non-management directors meet in executive session. Our board chair (or, in the chair's absence, another independent director designated by the chair) presides over such executive sessions. In 2012, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. The table below provides membership information for each of the committees of the board during 2012:

Director	Board	Audit	Compensation and Governance	Executive	Investment
Mr. Adler	Member			Member	Member
Mr. Anderson	Member				Member
Mr. Fritsch	Member			Ex-Officio	Chair
Dr. Hartzell	Member	Member			Member
Ms. Kellett	Member	Chair
Mr. Mulhern	Member	Member
Mr. Orr	Member		Chair	Member
Mr. Sloan	Chair		Member	Chair	Member

The board encourages its members to attend each annual meeting. All of our directors attended our 2012 annual meeting.

Compensation and Governance Committee
Our compensation and governance committee consists of Messrs. Orr and Sloan. Mr. Orr serves as chair of the compensation and governance committee. Both members are independent directors. During 2012, the compensation and governance committee held four meetings.

The compensation and governance committee determines compensation for our executive officers and administers our non-equity and equity incentive plans. Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the compensation and governance committee. In 2012, the compensation and governance committee engaged FTI Consulting, Inc., a nationally recognized compensation consultant specializing in the real estate industry, to review our executive and non-employee director compensation programs. Additional information regarding FTI's engagement is included in “Compensation Discussion and Analysis.”

The committee also makes recommendations regarding board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the compensation and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics of board members as well as the composition of the board as a whole. This assessment includes consideration as to the members' independence, age, skills and experience in the context of the needs of the board. The board also seeks diversity among directors in terms of the factors listed in the preceding sentence. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. See also “-Director Qualifications, Nominations and Evaluations.” Our compensation and governance committee charter is available under the “Investor Relations/Governance Documents” section of our website located at www.highwoods.com.

The committee is responsible for reviewing any transactions that involve potential conflicts of interest involving executive officers, directors and their immediate family members. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the chief executive officer, who will then address the matter with the committee and the full board. In that situation, the director with the potential conflict would recuse himself or herself from all discussions of the board or any committee related to the conflict, except to the extent the board or a committee requests such director to participate. Any vote by the board or a committee to approve the matter or transaction giving rise to the potential conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board. Because the facts and circumstances regarding potential conflicts cannot be predicted, the board has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the board will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding a potential conflict of interest.

Director Qualifications, Nominations and Evaluations. In making any nominee recommendations to the board, the compensation and governance committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year's proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the chair of the compensation and governance committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North

Carolina 27604. The compensation and governance committee may, in its sole discretion, reject or accept any such recommendation.

When considering new candidates for election, or when considering re-nomination of a director for an additional term, the board evaluates the candidate's expected contribution, level of engagement, experience and skill set. The board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the board. However, the board does not believe that in every instance directors who retire or change from the positions they held when they were elected to the board should necessarily leave the board. There should, however, be an opportunity for the board, through the compensation and governance committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. The board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our board. No director serves on the board of more than one other publicly-traded company.

The board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the compensation and governance committee receives comments from all directors and reports annually to the board with an assessment of the board's performance. The assessment focuses on the board's contribution to our overall success and specifically focuses on areas in which the board believes that its performance could improve.

Compensation and Governance Committee Interlocks and Insider Participation. Neither of the members of our compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each is an independent director. None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board or compensation and governance committee.

Compensation and Governance Committee Report. The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis included herein with our management. Based on such review and discussions, the compensation and governance committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Governance Committee

L. Glenn Orr, Jr. (chair)	O. Temple Sloan, Jr.

Audit Committee
Our audit committee consists of Ms. Kellett and Messrs. Hartzell and Mulhern. Ms. Kellett serves as chair of the audit committee. Each member is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Compensation of Directors and Executive Officers - Director Compensation.” Further, the board has determined that each of the foregoing directors is financially literate and two members, Ms. Kellett and

Mr. Mulhern, both of whom are certified public accountants, are financial experts. During 2012, the audit committee held eight meetings.

The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financial reporting. The audit committee also oversees our internal audit and risk management functions. Our audit committee charter is available under the “Investor Relations/Governance Documents” section of our website.

Audit Committee Report. The audit committee oversees the financial reporting process on behalf of the board. Management is responsible for the company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing opinions, based on its audits, on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company's internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and Deloitte & Touche LLP the company's audited financial statements for the year ended December 31, 2012 and the reports on the effectiveness of the company's internal control over financial reporting as of December 31, 2012 contained in the 2012 annual report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance). The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2012 annual report. In addition, the audit committee received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm's independence, discussed with Deloitte & Touche LLP the firm's independence and considered the compatibility of any non-audit services rendered by Deloitte & Touche LLP on the firm's independence.

In reliance on the reviews and discussions referred to above, prior to the filing of the company's 2012 annual report with the SEC, the audit committee recommended to the board (and the board approved) that the audited financial statements be included in the annual report.
Audit Committee

Sherry A. Kellett (chair)	David J. Hartzell	Mark F. Mulhern

Investment Committee
Our investment committee consists of Messrs. Adler, Anderson, Fritsch, Hartzell and Sloan. Mr. Fritsch serves as chair of the investment committee. The investment committee has overall responsibility for significant acquisitions, developments, redevelopments and dispositions. During 2012, the investment committee held 13 meetings.

Executive Committee
Our executive committee consists of Messrs. Adler, Orr, and Sloan. Mr. Sloan serves as chair of the executive committee. Mr. Fritsch, as our chief executive officer, serves as an ex-officio member of the committee. The executive committee meets on call by our board chair and may exercise all of the powers of the board, subject to the limitations imposed by applicable law, the bylaws or the board. Each member (other than the chief executive officer) is independent. During 2012, the executive committee held 11 meetings.

Other Stockholder Information
The board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website.

The board has established a process for interested parties, including employees and stockholders, to communicate directly with our independent directors. Written communications may be addressed to our board chair, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the audit committee concerning regulatory compliance, accounting, audit or internal control issues. Written communications may be addressed to the chair of the audit committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of business conduct and ethics by calling (800) 677-9884.

Our corporate governance guidelines, code of business conduct and ethics, code of ethics for our chief executive officer and senior financial officers, audit committee charter and compensation and governance committee charter are available under the “Investor Relations/Governance Documents” section of our website.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Stock Ownership Guidelines. Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Chief Executive Officer	6x Base Salary
Other Executive Officers	5x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Cash Retainer

Our directors and officers may not directly or indirectly engage in any hedging transaction involving shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. This includes holding securities in margin accounts or pledging securities to collateralize personal loans or lines of credit or similar forms of indebtedness. Since commencement of this policy in 2009, none of our officers or directors has engaged in any new hedging transaction involving our securities.

Beneficial Ownership Table. The following table sets forth the beneficial ownership of our common stock as of March 25, 2013 for each director and executive officer and the directors and executive officers as a group. The table also sets forth the beneficial ownership of our common stock as of December 31, 2012 for each person or group known to us to be holding more than 5% of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)
O. Temple Sloan, Jr.	285,132	*
Edward J. Fritsch	687,968	*
Thomas W. Adler	43,720	*
Gene H. Anderson (3)	859,718	1.1%
David J. Hartzell	20,224	*
Sherry A. Kellett	25,935	*
Mark F. Mulhern	5,594	*
L. Glenn Orr, Jr.	32,395	*
Michael E. Harris	210,785	*
Theodore J. Klinck	18,958	*
Jeffrey D. Miller	87,799	*
Terry L. Stevens	145,011	*
BlackRock, Inc. (4)	6,919,853	8.8%
CBRE Clarion Securities, LLC (5)	5,744,819	7.3%
Cohen & Steers, Inc. (6)	7,294,241	9.1%
FMR LLC (7)	11,693,105	14.9%
The Vanguard Group, Inc. (8)	9,476,100	12.1%
All executive officers and directors as a group (13 persons)	2,449,532	3.0%
__________

*	Less than 1%

(1)
Includes currently exercisable stock options. The number of currently exercisable stock options outstanding are as follows: 321,044 for Mr. Fritsch; 7,886 for Mr. Anderson; 10,000 for Mr. Hartzell; 10,000 for Ms. Kellett; 15,206 for Mr. Stevens; 19,202 for Mr. Harris; 26,380 for Mr. Miller; and 2,276 for Mr. Klinck.

(2)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.

(3)	Mr. Anderson pledged 400,000 operating partnership units and 65,000 shares of common stock to collateralize a personal line of credit before adoption of our anti-hedging policy in 2009.

(4)	Located at 40 East 52nd Street, New York, NY 10022.

(5)	Located at 201 King of Prussia Road, Suite 600, Radnor, PA 19087.

(6)	Located at 280 Park Avenue, 10th Floor, New York, NY 10017. Cohen & Steers, Inc. is the parent holding company of Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A.

(7)
Located at 82 Devonshire Street, Boston, MA 02109. FMR LLC is the parent holding company of Fidelity Management & Research Company, FIL Limited, Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC, which are investment advisers for a variety of segregated Fidelity mutual funds and indices.

(8)	Located at 100 Vanguard, Blvd., Malvern, PA 19355. Includes 5,035,728 shares beneficially owned by Vanguard Specialized Funds - Vanguard REIT Index Fund.

Equity Compensation Plans. The following table sets forth information as of December 31, 2012 with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	1,129,309	$30.10	2,503,994
Equity Compensation Plans Not Approved by Stockholders	—	—	—

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation of our principal executive officer, principal financial officer and three other most highly compensated executive officers during 2012, which we collectively refer to as the “Named Executive Officers”:

Edward J. Fritsch	President and Chief Executive Officer
Terry L. Stevens	Senior Vice President and Chief Financial Officer
Michael E. Harris	Executive Vice President and Chief Operating Officer
Jeffrey D. Miller	Vice President, General Counsel and Secretary
Theodore J. Klinck	Vice President and Chief Investment Officer

Compensation Decision-Making. Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including the Named Executive Officers. Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee, generally at the beginning of each year. Actual compensation decisions with respect to our other Named Executive Officers are made by the committee generally at the beginning of each year after receiving input from Mr. Fritsch. Grants of awards to directors and officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the compensation and governance committee.

Our executive compensation program was originally designed and implemented in 1999 with extensive input from Mercer Human Resource Consulting. The compensation and governance committee first engaged Mercer in 1999 and then again in 2004 and 2007 to review our existing compensation practices and suggest changes based on trends and developments impacting executive compensation and its best practices knowledge.

In 2012, the compensation and governance committee engaged FTI Consulting, a nationally recognized compensation consultant specializing in the real estate industry, to review our executive and non-employee director compensation programs. Representatives of FTI participated by conference call in one meeting of the compensation and governance committee and communicated with the chair in between various meetings. FTI provided various executive compensation services pursuant to a written consulting agreement with the compensation and governance committee. Generally, these services included:

•	advising the committee on the principal aspects of our compensation programs and evolving industry practices;

•	presenting information to assist the committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation programs;

•	providing market information and analysis regarding the competitiveness and appropriateness of our program relative to our short and long-term performance; and

•	preparing recommendations based on our performance, market trends and corporate governance matters.

During 2012, we paid FTI $35,730 in consulting fees for these services. FTI was not engaged for any other services.

It was favorably noted by the compensation and governance committee that our stockholders overwhelmingly approved our executive compensation program at the 2012 annual meeting. Holders of 61.7 million shares of our common stock, or over 97% of the total votes cast, voted FOR the advisory vote on executive compensation.

Other than Mr. Harris, none of our Named Executive Officers has an employment agreement with us. We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days' prior written notice to us. We have change in control contracts with each of Messrs. Fritsch, Stevens, Harris and Miller that provide for payments and benefits to such officers upon an actual or constructive termination within 36 months from the date of a change in control. For additional information, see “Change in Control Arrangements” in this Compensation Discussion and Analysis and “-Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1,000,000 paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1,000,000 deduction limitation. The committee's intention is to qualify, to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws. We generally believe that compensation earned by officers under our compensation program is deductible for tax purposes.

Compensation Objectives and Components. Compensation for our officers is based largely on the following principles:

•	variable compensation is a significant part of compensation with the percentage at-risk increasing at higher levels of responsibility;

•	differences in executive compensation should reflect differing levels of responsibility and performance within our organization;

•
employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and assessed contribution;

•	performance-based compensation focuses officers on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;

•
incentive compensation plans should encourage officers to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term viability of our company; and

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.

A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs that our board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets, revenues and capital structure. The peer group typically changes from time to time due to industry consolidation, new market entrants, etc. Our peer group currently consists of the following REITs:

•	Brandywine Realty Trust;

•	Corporate Office Properties Trust;

•	Cousins Properties Incorporated;

•	Kilroy Realty Corp.;

•	Liberty Property Trust;

•	Mack-Cali Realty Corp.;

•	Parkway Properties, Inc.; and

•	Piedmont Office Realty Trust, Inc.

Publicly-available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Differences in market capitalization among the peer group and our company are considered. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain of our division officers and other division operations personnel (but not the Named Executive Officers) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be up to $100,000 per speculative development and $150,000 per build-to-suit development (which such funds would be included in the pro forma budget for the project if applicable). The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our senior management and the investment committee of our board, whose members are not eligible to receive such incentives. We also pay our in-house leasing representatives commissions for signed leases in accordance with customary market practices. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which excludes leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company, none of whom are eligible to receive any such commissions. Generally, lease transactions of a particular size or that contain certain terms or conditions that exceed certain guidelines also must be approved in advance by our senior management. Additionally, we have an internal guideline whereby customers that account for more than 3% of our revenues are periodically reviewed with the board. As of December 31, 2012, no customer other than the federal government accounted for more than 3% of our annualized cash revenues.

Base Salary. Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of the Named Executive Officers is approximately in the 50th percentile compared to our peer group. Each of the Named Executive Officers (other than Mr. Klinck who joined us in March 2012) received a base salary adjustment in November 2011 as part of an up to 3% merit pool for all company employees. In light of FTI's analysis of the competitiveness of our compensation programs compared to our peer group, the compensation and governance committee decided to increase Mr. Fritsch's base salary by an additional 7.7% in November 2012.

Annual Non-Equity Incentive Program. In 2012, our officers participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments based on a percentage of their annual base salary in effect for December 2012. Under this component of our executive compensation program, officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. For 2012, the target annual incentive percentage was 130% for Mr. Fritsch, 95% for Mr. Harris, 90% for Mr. Stevens and 75% for each of Messrs. Miller and Klinck. In addition to considering the pay practices of our peer group in determining each officer's annual incentive percentage, the committee also considers the individual officer's ability to influence our overall performance. The more senior the position within the company, the greater the portion of compensation that varies with performance.

The percentage amount an officer may earn under the annual non-equity incentive compensation program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For Messrs. Fritsch, Harris, Stevens, Miller and Klinck, who served as corporate executives during 2012, the actual performance factor of 137% was based on the goals and criteria applied to our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our forecasted and re-forecasted performance, which we believe is an important tool in keeping our employees focused on achieving our strategic and operating goals.

The components and weighting of each year's metrics, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match our company's overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics. The performance criteria, which are equally weighted, are the following:

•	per share funds from operations (“FFO”) excluding any unusual charges or credits that may occur;

•
net operating income (on a division-by-division basis, inclusive of other income and general and administrative expense) excluding any unusual charges or credits that may occur and including a capital charge/credit applied with respect to any investment activity; and

•	average occupancy (on a division-by-division basis).

The compensation and governance committee sets threshold, target and maximum levels with respect to each of the factors. The following table sets forth information about the performance-based metrics under our annual non-equity incentive program for 2012:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Performance Factor
Per Share FFO*	$2.607	$2.660	$2.766	$2.742	177%
Net Operating Income Growth	0.5%	2.0%	5.0%	3.3%	143%
Average Occupancy	87.0%	90.5%	93.0%	89.8%	90%
__________

*
To the extent the dilutive effects of dispositions and equity issuances planned to return our balance sheet to 43.7% were more or less than $0.10 per share, such differences were intended to be excluded. The actual impact of such activities was $0.108 cents per share. As a result, for purposes of the annual non-equity incentive program for 2012, $0.008 was added to the actual performance for Per Share FFO.

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2012 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular year and/or any particular officer to more appropriately reflect, in the committee's sole judgment, actual performance, market conditions, unanticipated circumstances and other factors. The compensation and governance committee did not exercise its right to modify the actual performance factor for any of the Named Executive Officers in 2012.

The following table sets forth information about the performance-based metrics under our annual non-equity incentive program for 2013:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Per Share FFO*	$2.675	$2.730	$2.839
Net Operating Income Growth	0.5%	1.5%	3.5%
Average Occupancy	87.0%	90.0%	93.0%
__________

*	To the extent average leverage throughout the year is more or less than 43.7%, the resulting effects on Per Share FFO will be excluded.

While the target and maximum levels for the Net Operating Income factor and the target level for the Average Occupancy factor are slightly lower in 2013 than in 2012, the threshold, target and maximum levels for the Per Share FFO factor are higher in 2013 than 2012. The probable overall actual performance factor for corporate executives under the 2013 program is currently expected to be approximately 72%.

Equity Incentive Compensation-Overview. Our officers are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide the executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Corporate Governance - Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to the Named Executive Officers valued on the grant date at amounts generally ranging in the aggregate from 150% to 295% of their annual base salary depending upon position within our company. The mix consists of 20% in stock options, 40% in time-based restricted stock and 40% in total return-based restricted stock. The percentage amount is 295% for our chief executive officer, 180% for our chief operating officer, chief financial officer and general counsel and 150% for our chief investment officer. Such awards are typically issued during the first quarter of each year.

Equity Incentive Compensation-Stock Options. The compensation and governance committee believes that stock option awards are an important and useful component of our equity incentive compensation program. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our common stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, stock option exercises generally have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends. Stock options expire after seven years and vest ratably on an annual basis over four years. If an officer dies or becomes disabled, unexercised stock options generally are forfeited within six months. If an officer otherwise leaves our employ for any reason other than for cause, except as provided under our retirement plan, unexercised stock options generally are forfeited within three months. If an officer's employment is terminated for cause, unexercised stock options are immediately forfeited.

Equity Incentive Compensation-Time-Based Restricted Stock. The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention tool and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis over a four-year term. If an officer leaves our employ at any time before the fourth anniversary of the date of grant, unvested shares are immediately forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies, unvested shares of time-based restricted stock will automatically vest. If an officer becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants. Except as set forth in the next sentence, dividends received on time-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. With respect to shares of time-based restricted stock issued to our chief executive officer in 2012 and 2013, dividends accumulate and are payable only if and to the extent the shares vest.

Equity Incentive Compensation-Total Return-Based Restricted Stock. The compensation and governance committee believes the issuance of total return-based restricted stock is an important retention tool that incentivizes our officers to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.

Each year, the committee sets minimum, target and maximum payout levels based on the probable total return of our common stock over three years using an analysis of all historical three-year total return periods since June 1995. In 2012, the minimum payout level was determined such that the probability of achievement based on historical three-year total return performance is generally 60%. (In other words, there is a 40% chance that the minimum level will not be achieved and the shares issued in 2012 will be forfeited, except as otherwise described below.) The maximum level was determined such that the probability of achievement based on historical three-year total return performance is generally 10%. Under this probability achievement formula, shares of total return-based restricted stock issued in 2012 will generally vest only to the extent our absolute total return for the applicable three-year period is at least 17%. Accordingly, if our absolute total return is less than the minimum threshold, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. The percentage of total return-based restricted stock issued in 2012 that vests will range between 50% and 100% to the extent our absolute total return ranges between 17% and 36%. All of the total-return based restricted stock issued in 2012 will vest and we will issue an amount of additional shares up to 150% of the original award to the extent our absolute total return ranges between 36% and 81%. These additional shares, if any, would be fully vested when issued. Notwithstanding the foregoing, if our total return is less than 17% but our total return index exceeds 100% of the peer group total return index, then 50% of the total return-based restricted stock issued in 2012 will vest at the end of the applicable period.

For shares of total return-based restricted stock issued in 2013, the committee reduced the maximum payout level for the issuance of additional shares from 150% to 50%. The committee also modified the probability achievement formula such that the probability, based on prior performance, of achieving the minimum level is generally 65%. (In other words, there is a 35% chance that the minimum level will not be achieved and the shares issued in 2013 will be forfeited, except as otherwise described below.) The three-year total return performance for the maximum level was determined such that the probability of achievement based on historical three-year total return performance is generally 20%. Under this probability achievement formula, shares of total return-based restricted stock issued in 2013 will generally vest only to the extent our absolute total return for the applicable three-year period is at least 14.6%, which approximates the dividend yield of our common stock as of the original grant date on a three-year compounded basis. The percentage of total return-based restricted stock issued in 2013 that vests will range between 50% and 100% to the extent our absolute total return ranges between 14.6% and 29%. All of the total-return based restricted stock issued in 2013 will vest and we will issue an amount of additional shares up to 50% of the original award to the extent our absolute total return ranges between 29% and 60%. These additional shares, if any, would be fully vested when issued. Notwithstanding the foregoing, if our total return is not at least 14.6% but our total return index exceeds 100% of the peer group total return index, then 50% of the total return-based restricted stock issued in 2013 will vest at the end of the applicable period.

If an officer leaves our employ at any time before the end of the three-year performance period, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies or becomes disabled, a pro rata portion of the total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.

Except as set forth in the next sentence, dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. With respect to shares of total return-based restricted stock issued to our chief executive officer in 2012 and 2013, dividends accumulate and are payable only if and to the extent the shares vest.

Employee Benefits and Perquisites. Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short and long-term disability insurance, basic life insurance and eligibility for health and supplemental life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program, except that we pay an officer's family premium. Additionally, officers are entitled to receive additional annual perquisites not widely available to all salaried employees, typically items such as a vehicle allowance and reimbursement for personal financial consulting services.

Prior to 2010, officers could elect to defer all or a portion of their base salary and/or amounts earned under our annual non-equity incentive plan, which were then invested in unrelated mutual funds under our non-qualified deferred compensation plan. The investment options under the deferred compensation plan are identical to the investment options available to all employees under our 401(k) plan, except that the funds remain assets of our company until payout. Payout elections, which were made at the discretion of each participant, were made during or prior to the year in which the deferral occurred, as required by applicable income tax regulations. We indefinitely suspended this option to defer compensation beginning January 1, 2010.

Change in Control Arrangements. We have change in control agreements with Messrs. Fritsch, Stevens, Harris and Miller that provide benefits to such officers in the event of actual or constructive termination of employment within a three-year period after a change in control involving our company. Mr. Klinck would also be eligible to receive certain payments and benefits upon an actual or constructive termination within a one-year period after a change in control. Our compensation and governance committee believes the benefits payable upon a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders' best interest.

Retirement Plan. We have a retirement plan applicable to all employees who, at the time of retirement, have at least 30 years of continuous qualified service or are at least 55 years old and have at least 10 years of continuous qualified service. Subject to advance written notice and execution of and compliance with a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. Messrs. Fritsch and Harris are currently eligible to receive benefits under this plan in the event of retirement.

Incentive Compensation Recoupment Policy. Our corporate governance guidelines provide that, in the event of a significant restatement of our historical financial results, the board will review any incentive compensation that was provided to officers on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If (1) the incentive compensation would have been lower had it been based on the restated financial results and (2) the board determines that any officer engaged in fraud or intentional misconduct as of the date such financial results were completed for personal pecuniary gain that caused or substantially caused the need for the restatement, then the board will, to the extent practicable, seek to recover from such officer the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated.

Summary Compensation
The following table sets forth information concerning the compensation of the Named Executive Officers:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Nonqualified Deferred Compensation Earnings (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Edward J. Fritsch President and Chief Executive Officer	2012 2011 2010	$560,614 $542,622 $540,750	$1,440,876 $1,420,029 $1,276,614	$328,614 $319,042 $319,042	- - $165	$1,067,303 $715,631 $617,982	$149,228 $461,919 $552,870	$3,546,635 $3,459,243 $3,307,423
Terry L. Stevens Senior Vice President and Chief Financial Officer	2012 2011 2010	$370,491 $343,430 $339,900	$584,783 $544,596 $489,637	$133,378 $122,367 $122,363	- - $1,378	$456,261 $329,558 $268,924	$71,291 $65,070 $73,611	$1,616,204 $1,405,021 $1,295,813
Michael E. Harris Executive Vice President and Chief Operating Officer	2012 2011 2010	$371,315 $361,685 $360,500	$586,127 $577,651 $519,306	$133,674 $129,782 $129,778	- - $503	$482,680 $348,640 $301,068	$71,676 $75,551 $90,335	$1,645,472 $1,493,309 $1,401,490
Jeffrey D. Miller Vice President, General Counsel and Secretary	2012 2011 2010	$266,552 $259,684 $258,788	$420,724 $414,631 $372,772	$95,960 $93,162 $93,164	- - -	$273,550 $197,585 $170,624	$60,072 $62,419 $69,721	$1,116,858 $1,027,481 $965,069
Theodore J. Klinck Vice President and Chief Investment Officer	2012	$201,923	$212,981	$48,358	-	$206,790	$126,933	$796,985
__________

(1)
Reflects the grant date fair value of such awards. For information regarding our assumptions in the valuation of outstanding restricted stock and stock options, see note 13 to the consolidated financial statements in our 2012 annual report. As reflected in the table under “Grants of Plan-Based Awards,” assuming maximum levels of performance are satisfied with respect to total return-based restricted stock granted in 2012, on December 31, 2014, Mr. Fritsch will receive an additional 30,551 shares, Mr. Stevens will receive an additional 12,399 shares, Mr. Harris will receive an additional 12,428 shares, Mr. Miller will receive an additional 8,921 shares and Mr. Klinck will receive an additional 4,557 shares. Based on the $32.00 per share price of our common stock on February 29, 2012, the original award date with respect to Messrs. Fritsch, Stevens, Harris and Miller, and the $31.36 per share price of our common stock on March 12, 2012, the original award date with respect to Mr. Klinck, the value of such additional shares would be $977,632, $396,768, $397,696, $285,472 and $142,908, respectively. Assuming maximum levels of performance are satisfied with respect to total return-based restricted stock granted in 2011, on December 31, 2013, Mr. Fritsch will receive an additional 28,419 shares, Mr. Stevens will receive an additional 10,899 shares, Mr. Harris will receive an additional 11,561 shares and Mr. Miller will receive an additional 8,298 shares. Based on the $33.93 per share price of our common stock on February 28, 2011, the original award date, the value of such additional shares would be $964,257, $369,803, $392,265 and $281,551, respectively.

(2)
Prior to 2006, officers could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any officer who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units were assumed to be issued in additional units of phantom stock at a 15% discount. Officers who deferred compensation prior to 2006 in this manner were credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to the 15% discount on the assumed issuance of additional phantom stock upon the declaration of a dividend.

All Other Compensation
The following table sets forth information regarding “All Other Compensation” in the table above for 2012:

Name	401(k) Match	Dividends on Restricted Stock (1)	Financial Consulting Services	Vehicle Allowance	Other Benefits (2)	Total All Other Compensation
Edward J. Fritsch	$11,250	$92,423	$13,299	$9,118	$23,138	$149,228
Terry L. Stevens	$11,250	$36,025	$9,361	$7,800	$6,855	$71,291
Michael E. Harris	$11,250	$37,596	$5,621	$7,800	$9,409	$71,676
Jeffrey D. Miller	$11,250	$26,990	$5,422	$7,800	$8,610	$60,072
Theodore J. Klinck	$9,836	$3,874	$5,182	$6,300	$101,741	$126,933
__________

(1)
Excludes dividends paid on total return-based restricted stock, the expected value of which were factored into the original grant date fair value reflected in the “Stock Awards” column in the table under “Summary Compensation.”

(2)	Includes $14,115 of supplemental life insurance premiums for Mr. Fritsch and $92,936 of relocation expenses for Mr. Klinck.

Grants of Plan-Based Awards
The following table sets forth information regarding plan-based awards granted in 2012 to the Named Executive Officers. The grant date for all equity incentive plan awards was February 29, 2012.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per-Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name and Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch
Annual Non-Equity Incentive	$390,000	$780,000	$1,560,000
Total Return-Based Restricted Stock				10,184	20,367	50,918				$789,132
Time-Based Restricted Stock							20,367			$651,744
Stock Options								59,966	$32.00	$328,614

Terry L. Stevens
Annual Non-Equity Incentive	$166,721	$333,442	$666,884
Total Return-Based Restricted Stock				4,133	8,266	20,665				$320,271
Time-Based Restricted Stock							8,266			$264,512
Stock Options								24,339	$32.00	$133,378

Michael E. Harris
Annual Non-Equity Incentive	$176,375	$352,749	$705,498	4,143	8,285	20,713
Total Return-Based Restricted Stock							8,285			$321,007
Time-Based Restricted Stock								24,393		$265,120
Stock Options									$32.00	$133,674

Jeffrey D. Miller
Annual Non-Equity Incentive	$99,957	$199,914	$399,828
Total Return-Based Restricted Stock				2,974	5,947	14,868				$230,420
Time-Based Restricted Stock							5,947			$190,304
Stock Options								17,511	$32.00	$95,960

Theodore J. Klinck
Annual Non-Equity Incentive	$75,563	$151,125	$302,250
Total Return-Based Restricted Stock				1,519	3,038	7,595				$115,355
Time-Based Restricted Stock							3,038			$95,272
Stock Options								9,107	$31.36	$48,358
__________

(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our Named Executive Officers were eligible to earn in 2012 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “-Summary Compensation” includes actual cash amounts earned under these plans by our Named Executive Officers for 2012.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted to such Named Executive Officer in 2012. None of the restricted stock granted in 2012 had vested as of December 31, 2012.

(3)
Reflects the fair value of each applicable grant of stock options and restricted stock. For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see note 13 to our consolidated financial statements included in our 2012 annual report.

Outstanding Equity Awards
The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2012, which is based on our year-end stock price of $33.45 per share:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	85,888		$26.15	2/28/14
Edward J. Fritsch	72,365		$32.37	2/28/13
Edward J. Fritsch	41,633		$42.03	3/1/14
Edward J. Fritsch	100,328		$29.48	3/2/15
Edward J. Fritsch (3)	63,302	31,651	$18.89	2/29/16
Edward J. Fritsch (4)	32,161	32,162	$29.05	2/25/17
Edward J. Fritsch (5)	12,327	36,984	$33.93	2/27/18
Edward J. Fritsch (6)		59,966	$32.00	2/28/19
Edward J. Fritsch (7)					53,565	$1,791,749	39,313	$1,315,020
Terry L. Stevens	15,206		$42.03	3/1/14
Terry L. Stevens (3)	12,139	12,139	$18.89	2/29/16
Terry L. Stevens (4)		12,336	$29.05	2/25/17
Terry L. Stevens (5)	4,729	14,184	$33.93	2/27/18
Terry L. Stevens (6)		24,339	$32.00	2/28/19
Terry L. Stevens (8)					20,998	$702,383	15,532	$519,545
Michael E. Harris	19,202		$42.03	3/1/14
Michael E. Harris (3)		12,875	$18.89	2/29/16
Michael E. Harris (4)		13,083	$29.05	2/25/17
Michael E. Harris (5)	5,014	15,045	$33.93	2/27/18
Michael E. Harris (6)		24,393	$32.00	2/28/19
Michael E. Harris (9)					21,790	$728,876	15,992	$534,932
Jeffrey D. Miller	14,804		$41.08	3/23/14
Jeffrey D. Miller (3)		9,242	$18.89	2/29/16
Jeffrey D. Miller (4)	9,391	9,392	$29.05	2/25/17
Jeffrey D. Miller (5)	3,599	10,800	$33.93	2/27/18
Jeffrey D. Miller (6)		17,511	$32.00	2/28/19
Jeffrey D. Miller (10)					15,641	$523,191	11,479	$383,973
Theodore J. Klinck (6)		9,107	$31.36	3/11/19
Theodore J. Klinck (11)					3,038	$101,621	3,038	$101,621
__________

(1)	Consists of time-based restricted stock.

(2)	Consists of total return-based restricted stock.

(3)	Such stock options were issued in 2009. All remaining unexercisable stock options became exercisable prior to the mailing of this proxy statement.

(4)	Such stock options were issued in 2010 and vest ratably on an annual basis over a four-year term.

(5)	Such stock options were issued in 2011 and vest ratably on an annual basis over a four-year term.

(6)	Such stock options were issued in 2012 and vest ratably on an annual basis over a four-year term.

(7)
With respect to shares of time-based restricted stock, 23,364 shares vested prior to the mailing of this proxy statement, 15,282 shares are scheduled to vest in March 2014, 9,828 shares are scheduled to vest in March 2015 and 5,091 shares are scheduled to vest in March 2016. With respect to shares of total return-based restricted stock, 18,946 shares are scheduled to vest after December 31, 2013 and 20,367 shares are scheduled to vest after February 28, 2015 if and to the extent the vesting criteria is satisfied.

(8)
With respect to shares of time-based restricted stock, 9,075 shares vested prior to the mailing of this proxy statement, 5,975 shares are scheduled to vest in March 2014, 3,883 shares are scheduled to vest in March 2015 and 2,065 shares are scheduled to vest in March 2016. With respect to shares of total return-based restricted stock, 7,266 shares are scheduled to vest after December 31, 2013 and 8,266 shares are scheduled to vest after February 28, 2015 if and to the extent the vesting criteria is satisfied.

(9)
With respect to shares of time-based restricted stock, 9,504 shares vested prior to the mailing of this proxy statement, 6,217 shares are scheduled to vest in March 2014, 3,997 shares are scheduled to vest in March 2015 and 2,072 shares are scheduled to vest in March 2016. With respect to shares of total return-based restricted stock, 7,707 shares are scheduled to vest after December 31, 2013 and 8,285 shares are scheduled to vest after February 28, 2015 if and to the extent the vesting criteria is satisfied.

(10)
With respect to shares of time-based restricted stock, 6,822 shares vested prior to the mailing of this proxy statement, 4,463 shares are scheduled to vest in March 2014, 2,870 shares are scheduled to vest in March 2015 and 1,486 shares are scheduled to vest in March 2016. With respect to shares of total return-based restricted stock, 5,532 shares are scheduled to vest after December 31, 2013 and 5,947 shares are scheduled to vest after February 28, 2015 if and to the extent the vesting criteria is satisfied.

(11)
With respect to shares of time-based restricted stock, 760 shares vested prior to the mailing of this proxy statement, 760 shares are scheduled to vest in March 2014, 759 shares are scheduled to vest in March 2015 and 759 shares are scheduled to vest in March 2016. With respect to shares of total return-based restricted stock, 3,038 shares are scheduled to vest after February 28, 2015 if and to the extent the vesting criteria is satisfied.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward J. Fritsch	63,943	$378,798	34,481	$1,119,899
Terry L. Stevens	41,193	$236,141	13,225	$429,521
Michael E. Harris	29,619	$275,396	14,025	$455,522
Jeffrey D. Miller	38,540	$286,832	10,069	$327,033
Theodore J. Klinck	—	$—	—	$—

Nonqualified Deferred Compensation
The following table sets forth information regarding funds invested prior to 2010 by the Named Executive Officers in our nonqualified deferred compensation plan:

Name	Aggregate Balance at December 31, 2011	Aggregate Earnings	Aggregate Distributions	Aggregate Balance at December 31, 2012
Edward J. Fritsch	$172,092	$28,183	$—	$200,275
Terry L. Stevens	$616,361	$77,564	$177,128	$516,797
Michael E. Harris	$256,912	$39,087	$—	$295,999
Jeffrey D. Miller	—	—	—	—
Theodore J. Klinck	—	—	—	—

Post-Employment Compensation
Post-Employment Benefits for Messrs. Fritsch, Stevens, Miller and Klinck. Under the terms of the applicable equity awards, in the event the employment of any of Messrs. Fritsch, Stevens, Miller or Klinck had been terminated as of December 31, 2012 due to their death or disability, all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2012 would have continued to be exercisable for a six-month period thereafter. Notwithstanding the preceding sentence, Mr. Fritsch is currently eligible to receive benefits under our retirement plan. Had he retired as of December 31, 2012, Mr. Fritsch would have been entitled to receive a cash payment equal to any unpaid portion of amounts earned under the 2012 annual non-equity incentive program, his unvested stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants and he would be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. For information regarding outstanding restricted stock and stock options as of December 31, 2012, see “-Outstanding Equity Awards.”

Post-Employment Benefits for Mr. Harris. Our employment contract with Mr. Harris restricts him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for, among other things, a severance payment in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract plus amounts earned under our annual non-equity incentive program but unpaid as of the employment termination date. The following scenarios assume the employment of Mr. Harris had been terminated as of December 31, 2012. In the event of his death, the estate of Mr. Harris would have been entitled to receive a cash payment of $30,943 plus any unpaid portion of amounts earned under the 2012 annual non-equity incentive program. In the event of his disability, Mr. Harris would have been entitled to receive a cash payment of $185,658 plus any unpaid portion of amounts earned under the 2012 annual non-equity incentive program. In the event of his death or disability, all of Mr. Harris' unvested time-based restricted stock would have vested immediately, a pro rata portion of his total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2012 would have continued to be exercisable for a six-month period thereafter. In the event of termination by us without cause or by him with good reason, Mr. Harris would have been entitled to receive a cash payment of $371,315 plus any unpaid portion of amounts earned under the 2012 annual non-equity incentive program, continuing benefits valued at $15,805 and all of his unvested restricted stock and outstanding stock options, whether or not then exercisable, would have been non-forfeitable and would have vested automatically. In the event of termination by Mr. Harris without good reason, Mr. Harris would have been entitled to receive a cash payment of $30,943, continuing benefits valued at $1,317 and his stock options exercisable as of December 31, 2012 would have continued to be exercisable for a three-month period thereafter. Notwithstanding the preceding sentence, Mr. Harris is currently eligible to receive benefits under our retirement plan. Had he retired as of December 31, 2012, Mr. Harris would have been entitled to receive a cash payment equal to an unpaid portion of amounts earned under the 2012 annual non-equity incentive program, his unvested stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants and he would be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. For information regarding his outstanding restricted stock and stock options as of December 31, 2012, see “-Outstanding Equity Awards.”

Benefits Upon a Change in Control. On February 12, 2013, we entered into new change in control agreements with each of Messrs. Fritsch, Stevens, Harris and Miller that provide benefits to such officers in the event of certain involuntary or constructive terminations of employment within a three-year period after a change in control involving our company. The new change in control agreements are substantially similar to the previously effective change in control agreements, except the new agreements do not provide for (a) benefits if the officer voluntarily resigns without good reason during the three-year period after a change in control of the Company or (b) gross-up payments to pay for applicable excise taxes on benefits payable under the agreements.

The new change in control agreements generally provide that, if within 36 months from the date of a change in control, the employment of the executive officer is terminated without cause, or the officer resigns with “good reason” (i.e. because such executive officer's responsibilities are changed, salary is reduced or responsibilities are diminished), such executive officer will be entitled to receive 2.99 times a base amount. An executive officer's base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive officer during the 12-month period ending prior to a change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Each executive officer would also be entitled upon any such termination to receive a stay bonus otherwise payable on the first anniversary of a change in control in an amount equal to the base amount referred to in the preceding sentence. Additionally, our equity incentive plans provide for the immediate vesting of all options, restricted stock and benefits upon a change in control. The initial expiration date for each of the agreements is February 12, 2016. Each agreement may be automatically extended for one additional year on each anniversary date unless we give notice at least 60 days prior to such anniversary date that the term will not be extended.

For purposes of these arrangements, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;

•
the individuals who currently constitute the board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the board) cease for any reason to constitute a majority of the board;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

The following table sets forth information regarding the benefits Messrs. Fritsch, Stevens, Harris and Miller would have each received under the new agreements assuming the employment of such officers had been terminated in connection with a change in control as of December 31, 2012:

Name	Cash Payment	Present Value of Benefits	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Edward J. Fritsch	$6,822,655	$671,497	$1,791,749	$316,872	$689,302
Terry L. Stevens	$3,371,463	$90,739	$702,383	$121,524	$266,314
Michael E. Harris	$3,484,374	$90,739	$728,876	$128,900	$280,395
Jeffrey D. Miller	$2,198,608	$131,963	$523,191	$92,523	$201,279

Our equity incentive plans provide for the immediate vesting of all stock options and restricted stock upon a change in control. The value of stock options and restricted stock that vested prior to the change in control and other benefits that are payable in accordance with their terms, regardless of the occurrence of a change in control, such as benefits under our deferred compensation plan and retirement plan, are not deemed under SEC rules to be payments upon a termination following a change in control.

In the event the employment of the Named Executive Officers had not been terminated in connection with a change in control as of December 31, 2012, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the table above) would nonetheless have vested as of such date. Additionally, Messrs. Fritsch, Harris, Stevens and Miller would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to the sum of (1) 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus (2) the greater of (a) the average amount earned under our annual non-equity incentive program for the preceding three years or (b) the amount earned under such program during the most recently completed fiscal year. Assuming a change in control had occurred as of December 31, 2012, the stay bonus payable on December 31, 2013 would have been $1,667,303 for Mr. Fritsch, $826,752 for Mr. Stevens, $853,995 for Mr. Harris and $540,102 for Mr. Miller.

As noted above, the previously effective change in control agreements for Messrs. Fritsch, Harris, Stevens and Miller were each terminated in connection with the execution of the new agreements. Generally, the terminated agreements provided for the same benefits as under the new agreements, except that the terminated agreements also provided that Messrs. Fritsch, Harris, Stevens and Miller would have been entitled to receive gross-up payments to pay for applicable excise taxes on benefits payable under the terminated agreements. Only Mr. Miller would have been subject to excise tax in the event his employment had been terminated in connection with a change of control as of December 31, 2012, which would have resulted in a gross-up payment of $925,940. None of such officers would have been subject to excise tax in the event of continued employment.

Mr. Klinck would also be eligible to receive certain benefits upon an actual or constructive termination within a one-year period after a change in control pursuant to an arrangement we have in place covering other employees. This arrangement generally provides that, if within 12 months from the date of a change in control, the employment of the employee is terminated without cause, including a voluntary termination because such employee's responsibilities are changed, salary is reduced or responsibilities are diminished, such employee will be entitled to receive up to one year's base salary plus the amount earned (on an annualized basis) during the year of such change in control under our annual non-equity incentive program. In addition, Mr. Klinck was provided with certain additional benefits in the event his employment is terminated upon a change of control that occurs within three years of his original employment date. Had his employment been terminated in connection with a change in control as of December 31, 2012, Mr. Klinck would have been entitled to receive a cash payment of $465,703, accelerated vesting of restricted stock valued at $101,621 and accelerated vesting of unexercisable stock options valued at $19,034. In the event Mr. Klinck's employment had not been terminated in connection with a change in control as of December 31, 2012, all of the outstanding restricted stock and unexercisable stock options would nonetheless have vested as of such date.

Director Compensation
During 2012, our board chair received a cash retainer of $60,000 and other non-employee directors received cash retainers of $45,000. Members of the audit, executive and compensation and governance committees received additional cash retainers of $5,000 for each committee, except that the additional cash retainer was $10,000 for the chair of the compensation and governance committee and $20,000 for the chair of the audit committee. Non-employee directors on the investment committee received additional cash retainers of $10,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. Non-employee directors also received a grant of time-based restricted stock with a value of approximately $70,000. Such shares vest ratably on an annual basis over a four-year term. The following table sets forth information regarding non-employee director compensation during 2012:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Thomas W. Adler	$60,000	$71,296	$8,716	$140,012
Gene H. Anderson	$55,000	$71,296	$7,655	$133,951
David J. Hartzell	$60,000	$71,296	$8,650	$139,946
Sherry A. Kellett	$65,000	$71,296	$8,716	$145,012
Mark F. Mulhern	$50,000	$71,296	$3,658	$124,954
L. Glenn Orr, Jr.	$62,500	$71,296	$8,716	$142,512
O. Temple Sloan, Jr.	$80,000	$71,296	$8,716	$160,012
__________

(1)
Reflects the grant date fair value of such awards. As of December 31, 2012, the number of unvested shares of time-based restricted stock held by non-employee directors were as follows: 5,127 for Mr. Adler; 4,503 for Mr. Anderson (not including shares that had been earned during his period of employment); 5,088 for Mr. Hartzell; 5,127 for Ms. Kellett; 2,152 for Mr. Mulhern; 5,127 for Mr. Orr; and 5,127 for Mr. Sloan.

(2)
Consists of dividends received in 2012 on outstanding restricted stock. Excludes dividends received by Mr. Anderson in 2012 on outstanding restricted stock that had been earned during his period of employment. Mr. Anderson retired as an officer of our company on June 30, 2009.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee intends to appoint Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2013. If the appointment of Deloitte & Touche LLP is not ratified, the audit committee anticipates that it will nevertheless engage Deloitte & Touche LLP as our independent registered public accounting firm for 2013, but it will consider whether it should select a different independent registered public accounting firm for 2014.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

The board recommends a vote FOR this proposal.

Principal Accountant Fees
The following table sets forth information regarding the fees recorded in our financial statements for professional services rendered by our independent registered public accounting firm:

	2012	2011
Audit Fees
Annual audit	$937,676	$825,140
Quarterly reviews and assistance with new accounting standards and investment transactions	$203,750	$76,525
Comfort letters, consents and assistance with securities offerings and related SEC documents	$153,000	$94,125
Subtotal	$1,294,426	$995,790

Audit-Related Fees
Audits of financial statements of certain consolidated and unconsolidated affiliates	$97,490	$93,013

Tax Fees
Tax compliance, planning and research	$53,492	$41,518

Pre-Approval Policies
The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent registered public accounting firm. All fees paid to our independent registered public accounting firm for services incurred during 2012 were pre-approved in accordance with the committee's policies. Before an independent registered public accounting firm is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting. The audit committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP during or relating to 2012 was compatible with maintaining such firm's independence.

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed under “Compensation Discussion and Analysis,” the board believes that our executive compensation program appropriately links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders.

Highlights of our program include the following:

•	Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

•
Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.

•
Officers earn amounts under our annual non-equity incentive compensation program only to the extent pre-defined performance criteria established by our compensation and governance committee are achieved during the year.

•
A substantial portion of the long-term equity incentive awards granted to officers is at risk to the extent pre-defined performance criteria established by our compensation and governance committee are not achieved during any applicable three-year performance period.

•
Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.

•
We have a recoupment policy under which the board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions.

The board recommends a vote FOR this proposal.

OTHER MATTERS
Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
To be considered for inclusion in the 2014 proxy material, stockholder proposals to be presented at the 2014 annual meeting must be received by our secretary prior to December 6, 2013. If a stockholder wishes to present a proposal at the 2014 annual meeting, whether or not the proposal is intended to be included in the 2014 proxy material, our bylaws require that the stockholder give advance written notice to our secretary not less than 60 nor more than 90 days prior to May 15, 2014, which is the first anniversary of this meeting. If a stockholder is permitted to present a proposal at the 2014 annual meeting but the proposal is not included in the 2014 proxy material, the compensation and governance committee has determined that our proxy holder would have the discretionary authority granted by the proxy card to vote on the proposal if the proposal was received after February 19, 2014.

COSTS OF PROXY SOLICITATION
The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and Wells Fargo Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.
Board Chair

April 5, 2013

Highwoods PROPERTIES

3100 SMOKETREE COURT - SUITE 600
RALEIGH, NC 27604-1051

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Thomas W. Adler
02 Gene H. Anderson
03 Edward J. Fritsch
04 David J. Hartzell
05 Sherry A. Kellett
06 Mark F. Mulhern
07 L. Glenn Orr, Jr.
08 O. Temple Sloan, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013	☐	☐	☐
3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS TWO AND THREE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. All holders must sign. If corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000162052_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

HIGHWOODS PROPERTIES, INC.
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2013

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on May 15, 2013, and the Proxy Statement in connection therewith; (b) appoints Edward J. Fritsch and Jeffrey D. Miller, and each of them, as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 1, 2013, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether few or many shares are owned. Delay in returning your proxy may subject the Company to additional expense.

0000162052_2 R1.0.0.51160

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2013

HIGHWOODS PROPERTIES, INC.

Highwoods PROPERTIES

3100 SMOKETREE COURT - SUITE 600
RALEIGH, NC 27604-1051

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 01, 2013
Date: May 15, 2013 **Time:** 11:00 AM EDT
Location: Highwoods Properties
3100 Smoketree Court, Ste. 201
Raleigh, NC 27604
Phone: 919-872-4924

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. 10K Wrap

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before May 01, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Thomas W. Adler	02 Gene H. Anderson	03 Edward J. Fritsch	04 David J. Hartzell	05 Sherry A. Kellett
06 Mark F. Mulhern	07 L. Glenn Orr, Jr.	08 O. Temple Sloan, Jr.		

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS TWO AND THREE.

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